Exhibit 10.16

Amendment to Distribution Agreement

G-SMATT Global Co., Ltd. (hereinafter referred to as “Party A”) and G-SMATT Co., Ltd. (hereinafter referred to as “Party B”), based on mutual trust, hereby enter into this Amendment to Distribution Agreement (this “Amendment”) as set forth below in order to grow and maximize the efficiency of the LED transparent display panel business.

Preamble

1.

On or around July 31, 2015, “Party A” and “Party B” entered into that certain Distribution Agreement (hereafter referred to as the “Original Agreement”), among others, granting “Party A” the right to exclusively distribute within and outside Korea LED transparent display panel products produced by “Party B” (hereinafter referred to as the “Products”).

2.

Pursuant to the Original Agreement, “Party A” has been granted the right to exclusively distribute within and outside Korea the Products until July 31, 2025, and, in consideration thereof, “Party B” received from “Party A” an exclusive distribution fee of KRW 10 billion.

3.

“Party B” desires to sell the Products within and outside Korea in parallel with “Party A” in order to maximize the sale of the Products produced by “Party B,” and “Party A” acknowledges the foregoing.

4.	This Amendment shall be effective upon its execution and remain in effect until the expiry of the exclusive distribution rights of “Party A,” which is July 31, 2025

For this purpose, “Party A” and “Party B” agree to modify and/or add to the Original Agreement as follows:

Section 1 (“Party B” Sale of Products)

①	Upon the execution of this Amendment, “Party B” shall be entitled to sell the Products within Korea and all other countries.

②

In the event “Party B” sells the Products pursuant to Section 1.1, “Party B” shall, to the fullest extent possible, respect and shall not infringe the existing target customers and opportunities of “Party A.”

③

“Party A” and “Party B” agree to consult with each other to the extent reasonably practicable and decide the prices of the Products and to share their respective progresses in finding and negotiating with new customers to avoid any duplicative sales efforts or conflict.

Section 2 (Compensation of “Party A”)

As a compensation for granting the right to sell the Products pursuant to this Amendment, “Party B” shall repay to “Party A” KRW 5 billion out of the KRW 10 billion it received from “Party A” as exclusive distribution fee. KRW 500 million shall be paid on every 25th of the month from April to November 2019 with the remaining KRW 1 billion to be paid to “Party A” on December 25, 2019.

Section 3 (Relationship to Original Agreement)

①	Any matters relating to the sale of the Products by “Party A” not provided for herein shall be governed by the terms of the Original Agreement.

②

With respect to the application and interpretation of the Original Agreement and this Amendment, this Amendment shall take prevail and the Original Agreement shall be applied and construed in light of the intent of this Amendment. Notwithstanding the foregoing, any matters not provided for in either agreement or any conflict between the terms of the agreements requiring the parties’ separate agreement shall be determined by mutual agreement of the parties.

Party A and Party B hereby enter into this Amendment based on sufficient negotiations and their true will. In witness whereof, the parties have made and signed this Amendment in two counterparts and shall retain one copy each.

March 7, 2019

“Party A”

G-SMATT Global Co., Ltd.

3F, 556, Yeoksam-ro, Gangnam-gu, Seoul, Korea (Yeoksam-dong, Seoul Academy Building)

/s/ Ju Suk Lee

Representative Director, Ju Suk Lee

“Party B”

G-SMATT Co., Ltd.

298-42, Cheongbukjungang-ro, Pyeongtaek-si, Gyeonggi-do, Korea

/s/ Ho Joon Lee

Representative Director, Ho Joon Lee

2